Exhibit 1.01 to Form SD

Conflict Minerals Report

CREE, INC.
For The Year Ended December 31, 2015
This Conflict Minerals Report (CMR) of Cree, Inc. (Cree, the Company, we, us, or our) for the year ended December 31, 2015 is filed to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the Rule) promulgated by the Securities and Exchange Commission (the SEC) pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Act). This CMR has been prepared on behalf of Cree management.

This CMR contains forward-looking statements regarding our business and conflict minerals efforts, including steps we intend to take to mitigate the risk that conflict minerals in our products benefit certain armed groups. Words such as “expects,” “intends,” “believes,” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this CMR. Additionally, statements concerning future matters that are not historical are forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Risks, uncertainties, assumptions, and other factors that could cause or contribute to such differences in results and outcomes include, among other things, our suppliers’ responsiveness and cooperation with our due diligence efforts, our ability to implement improvements in our conflict minerals program and our ability to identify and mitigate related risks in our supply chain. We undertake no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after filing this CMR with the SEC.

Cree has performed due diligence measures as required by the Rule with the goal of determining the chain of custody and country of origin information for the necessary conflict minerals,1 also referred to as 3TGs, used in our products manufactured in 2015. In particular, we sought to determine whether any of the necessary conflict minerals in our product supply chains may have originated in the Democratic Republic of the Congo (DRC) or an adjoining country, also referred to as the Covered Countries, and whether any conflict minerals originating in the Covered Countries directly or indirectly financed or benefited armed groups in the Covered Countries. As used herein, the term “manufactured” includes products manufactured or contracted to be manufactured by Cree.
_______________

1
The term “conflict mineral” is defined in Section 1502(e)(4) of the Act as (A) columbite-tantalite, also known as coltan (the metal ore from which tantalum is extracted); cassiterite (the metal ore from which tin is extracted); gold; wolframite (the metal ore from which tungsten is extracted); or their derivatives; or (B) any other mineral or its derivatives determined by the Secretary of State to be financing conflict in the Democratic Republic of the Congo or an adjoining country.

Because not all suppliers have provided smelter and refiner data and the data provided by some of our suppliers is incomplete, Cree is unable at this time to determine the exact origin of the conflict minerals in all of the assemblies, components, and minerals supplied to us. Therefore, we cannot exclude the possibility that some conflict minerals used in our products manufactured in 2015 may have originated in the Covered Countries, come from sources other than recycled or scrap sources, or come from sources that directly or indirectly financed or benefited armed groups in the Covered Countries.  We have obtained no information, however, to indicate that any conflict minerals used in our products manufactured in 2015 originated in the Covered Countries and directly or indirectly financed or benefited armed groups in the Covered Countries.

Pursuant to the Rule, Cree is submitting this CMR as an Exhibit to its Form SD.

Company and Product Overview
Cree is a leading innovator of lighting-class light emitting diode (LED) products, lighting products, and semiconductor products for power and radio-frequency (RF) applications. Our products are targeted for applications such as indoor and outdoor lighting, video displays, transportation, electronic signs and signals, power supplies, solar inverters, and wireless systems.

We develop and manufacture semiconductor materials and devices primarily based on silicon carbide (SiC), gallium nitride (GaN), and related compounds. Our LED products consist of LED components, LED chips, and SiC materials. Our lighting products primarily consist of LED lighting systems, lamps and bulbs. We design, manufacture and sell lighting systems, lamps, and bulbs for indoor and outdoor applications, with our primary focus on LED lighting systems for the commercial and industrial markets. In addition, we develop, manufacture and sell power products made from SiC and RF devices made from GaN.

The majority of our products are manufactured at our production facilities located in North Carolina, Wisconsin, and China. We also use contract manufacturers for certain aspects of product fabrication, assembly, and packaging.

Our SiC materials, in the form of substrates and boules, do not contain any 3TGs, and thus no further due diligence is required with respect to those products. All other Cree products have the potential to include one or more of the conflict minerals. Table 1 below outlines Cree’s products and provides typical conflict mineral content along with the percent of revenue per business unit.

Table 1

Cree Business Unit	Percent of Cree Revenue*	Products	Percentage of Products that contain Conflict Minerals?	Typical Conflict Mineral Content by Weight Percentage
				Au	Sn	W	Ta
LED Lighting Products	58%	LED Lamps and Bulbs	100%	0.1 - 1%	0.1 - 1%	< 0.1%	< 0.1%
		LED Lighting	100%	0.05 - 1%	0.1 - 1%	< 0.1%	< 0.05%
		Accessories	50-75%	< 0.1%	0 - 1%	< 0.05%	< 0.1%
LED Products	35%	Materials	0%	N/A	N/A	N/A	N/A
		LED Chips	100%	0.5 - 3%	0.2 - 10%	0 - 0.6%	0%
		LED Components	100%	0.1 - 0.3%	0 - 0.3%	0 - 0.1%	0 - 0.1%
		Modules + Drivers	100%	0.1 - 0.3%	0.1 - 0.5%	0 - 0.01%	0 - 0.1%
		Accessories	30-50%	< 0.1%	< 0.5%	0%	0%
Power & RF Products	7%	RF Die	100%	0.5 - 35%	0.2 - 10%	0 - 0.6%	0%
		Power Diodes	100%	< 0.05%	< 0.05%	< 0.1%	0%
		RF Transistor Packages	100%	0.01 - 0.1%	< 0.01%	0 - 85%	< 0.05%
*Note: Based on reported revenue for six months ended December 27, 2015.

Conflict Minerals Policy

Cree has adopted a Conflict Minerals Policy under which it expects its suppliers to develop internal conflict mineral policies, due diligence frameworks, and management systems that meet the minimum requirements of the guidelines developed by the Organisation for Economic Co-operation and Development (OECD). Our suppliers’ conflict minerals policies must be designed to identify and eliminate from use in products sold to Cree any conflict minerals which are known to come from sources funding armed groups in the DRC region. Cree requires its direct suppliers to source conflict minerals from smelters and refiners whose due diligence practices have been validated by an independent third party audit program such as the Conflict-Free Sourcing Initiative (CFSI) or its equivalent. Cree fully expects our suppliers to cooperate with us and to provide information to support these efforts, even if the supplier is not directly subject to the Act. Suppliers that do not reasonably comply with Cree’s Conflict Mineral Policy will be reviewed by Cree’s supply chain management to assess whether Cree will conduct business with those suppliers in the future.

To view Cree’s complete Conflict Minerals Policy, visit our webpage located at: http://www.cree.com/Support/Conflict-Minerals. By this reference we are incorporating into this Conflict Minerals Report only our Conflicts Minerals Policy and not the entire contents of our webpage.

Description of Our RCOI Process
Cree’s scoping process included creating a master supplier list of potential in-scope suppliers for 2015 by filtering our supplier database to remove suppliers known to be outside of the scope of the reasonable country of origin inquiry (RCOI), such as service providers, equipment vendors, and indirect material suppliers. The objective of filtering was to identify only suppliers that provided to

Cree items potentially containing 3TGs that were incorporated into final products in the calendar year 2015.

Once filtered, the master list was provided to Cree’s third-party conflict mineral compliance service provider (the CSP) to conduct a survey using the Conflict Minerals Reporting Template (CMRT). The CMRT was developed by the CFSI, an initiative sponsored by the Electronic Industry Citizenship Coalition, or the EICC, and the Global e-Sustainability Initiative, or the GeSI, and requires suppliers to identify the smelters and refiners that process the necessary conflict minerals contained in the items supplied and the country of origin thereof. During the supplier survey process, suppliers were contacted and responses were tracked using the CSP’s interactive cloud-based platform. This platform allows suppliers to upload completed survey forms directly to the system for review and management.

The CSP launched Cree’s 2015 campaign by providing information about itself and training materials to educate the suppliers believed to be in-scope on 3TGs and the CSP’s reporting system. The full campaign involved multiple communications by the CSP and/or Cree to each supplier, including automated emails, personalized emails, and in some instances phone calls. All significant communications were monitored and tracked in the CSP’s platform for transparency and future reporting.

Based on supplier feedback, the CSP and Cree determined which surveyed suppliers were also outside the scope of the RCOI. These suppliers were marked out-of-scope on the master list. In all other cases, the CSP and Cree reviewed the information provided by each supplier to determine the quality and nature of the response and to determine whether further action was needed to meet Cree’s expectations at this point in the process.

Although nearly 93% of Cree’s in-scope suppliers responded to the RCOI, up from 69% in 2014, some of those suppliers have not yet provided complete smelter or refiner data after several requests by Cree and the CSP. For the suppliers that responded and provided smelter or refiner data, the CSP reviewed all supplier responses that claimed in the declaration section of the CMRT to have known DRC sourced material. The CSP compared the smelting and refining facilities identified in each of these surveys to the list of facilities that have received a “conflict-free” designation from the Conflict-Free Smelter (CFS) program, another resource developed by the CFSI, to determine whether each facility has been certified “conflict-free.”

Because there is considerable overlap between our RCOI and due diligence processes, the determinations we were able to make based on our survey efforts are discussed in more detail in the section below entitled “Due Diligence Results.”

Design of Our Due Diligence Process

Cree’s due diligence measures have been designed to conform in all material respects with the 5-step framework in The OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition, and the related Supplements for gold and for tin, tantalum and tungsten (collectively, the OECD Guidance) as it relates to our position in the conflict minerals supply chain. A summary of the correlation between our due diligence measures and the 5-step framework set forth in the OECD Guidance is described below.

Step 1: Establish strong company management systems

Cree has established a strong management system to address our compliance with the Rule. Our management system is sponsored by the Company’s Chief Financial Officer with support from a team of internal subject matter experts from relevant functions such as Engineering, Procurement, Legal, and Internal Audit. The team of subject matter experts is responsible for implementing Cree’s conflict minerals compliance strategy and in 2015 was led by the Vice President, Supply Chain and Logistics, who acted as the conflict minerals program manager. The program manager informs senior management about the results of our due diligence efforts on a regular basis, and the Company’s Chief Financial Officer briefs the Company’s Audit Committee at least quarterly.

As described above, Cree has adopted a Conflict Minerals Policy. Cree has developed a due diligence strategy to implement our policy that includes using a CSP to educate Cree’s suppliers on the requirements of the Rule annually, or more frequently when deemed necessary, survey our suppliers using the CMRT, review and analyze results, and maintain records for transparency, reporting, and accountability purposes. Consistent with the OECD Guidelines, documentation relevant to Cree’s compliance with the Rule will be retained for a minimum period of five years after the date the related CMR is submitted to the SEC.

We have strengthened our engagement with our suppliers by providing education, through the CSP, on the Rule as well as by communicating, through our Conflict Minerals Policy and contractual provisions, our expectations for suppliers desiring to continue to do business with Cree. Specifically, this includes adding to our standard contracts language that obligates suppliers to exercise due diligence to comply with our Conflict Minerals Policy, which includes a requirement that the supplier must source conflict minerals from smelters and refiners whose due diligence practices have been validated by an independent third party audit program, such as the CFSI or a mutually agreed equivalent. As existing contracts are renewed with suppliers, the new conflict mineral language is being incorporated as well. We have also leveraged the existing communications between Cree’s procurement team and our suppliers to encourage the suppliers to interact with the CSP.

In 2015, Cree implemented a Supplier Code of Conduct, which requires among other things that each Cree in-scope supplier eliminate from use in its products sold to Cree any Conflict Minerals which are known to come from sources funding armed groups in the DRC region. To assist in determining in-scope suppliers and to provide an opportunity for earlier interaction, we have also included in our new supplier setup procedures a section asking the new supplier to indicate if any product(s) sold to Cree may contain 3TG material. Lastly, we have created a Cree conflict minerals on-line platform that provides employees, suppliers, and other stakeholders a place to report any grievances or concerns with our conflict minerals program (http://www.cree.com/Support/Conflict-Minerals/Conflict-Minerals-Form).

Step 2: Identify and assess risk in the supply chain

Because of our size, the complexity of our products, our position in the supply chain, and the depth, breadth, and constant evolution of our supply chain, it is difficult to identify sources of conflict minerals upstream from our direct suppliers. Further, we typically do not have direct relationships with 3TG smelters or refiners. Accordingly, we must rely on our direct suppliers to provide information on the origin of the 3TGs contained in assemblies, components, and materials supplied to us - including sources of 3TGs that are supplied to them from upstream sources.

The RCOI activities described above are an integral part of Cree’s efforts to identify and assess the risks in our supply chain. As further described below regarding our due diligence process, our CSP’s system is designed to automatically identify and flag missing information and inconsistencies in supplier CMRTs. Flagged suppliers are contacted to gather pertinent data and perform an assessment of the supplier's commitment to the due diligence process. A revised CMRT is requested and stored in the CSP’s database along with all of the information and findings from this process. During the RCOI process, known DRC sources are identified, and the smelter or refiner (SOR) status is validated against the current CFSI status. If further investigation of a SOR is deemed necessary, we gather additional information through other independent third party audit programs such as TI-CMC, the Responsible Jewellery Council’s Chain-of-Custody Certification Program, and the London Bullion Market Association’s Responsible Gold Programme.

Step 3: Design and implement a strategy to respond to identified risks

While many risks exist in the search for the origin of the conflict minerals used in assemblies, components, and materials supplied to Cree, we believe that one of the greatest risks to Cree is the inability to obtain complete and accurate information to make determinations about our own products. Without this information, we in turn become an obstacle to our customers making determinations about their products.

While there are numerous initiatives working to improve transparency and accountability at the smelter and refiner levels of the supply chain, we can only benefit from the information being developed by these initiatives if our suppliers are able to trace back the conflict minerals in their products to a specific smelter or refiner.

This objective is reflected in our Conflict Minerals Policy, which indicates that we expect all of our suppliers to develop their own conflict mineral policies, due diligence frameworks, and management systems, and to provide us all information reasonably needed for us to comply with the Rule. We have included similar obligations in our contractual agreements with our direct suppliers. Our primary focus has shifted from ascertaining whether our immediate suppliers have undertaken efforts to build their own due diligence capabilities meeting the expectations set forth in our Conflicts Minerals Policy to collecting and validating smelter information in completed CMRTs. Our due diligence framework also includes a corrective action management plan designed to move our suppliers toward compliance with our Conflict Minerals Policy. This includes a requirement that any suppliers identified as utilizing a smelter that is known to process Conflict Minerals from sources funding armed groups in the DRC region be placed in escalation mode for further review by our supply chain management and interaction with the supplier in accordance with our Conflict Minerals

Policy. For 2015, all known DRC sources identified in our supply chain were either CFSI “compliant” or “active”.

Step 4: Carry out independent third-party audit of refiner’s due diligence practices
We typically do not have direct relationships with any 3TG smelter or refiner, so it is impracticable if not impossible for us to perform or direct audits of these entities within our supply chain. Rather, we have relied on audits conducted under the CFS program operated by the CFSI and other reputable auditors. The CFSI publishes a list of smelters, by conflict mineral, found to be compliant with the CFS protocol. Pursuant to the CFS program, a smelter voluntarily submits to an independent third party evaluation of its procurement activities and an assessment as to whether the materials processed by the smelter originated from conflict-free sources. If the smelter is able to demonstrate that the materials it processes are conflict-free, based on the sourcing location requirements of the CFS program, the smelter will be considered CFS-compliant.

The CFSI also makes available to its members information on the countries of origin of the conflict minerals processed by each CFS-compliant smelter. We are an active member of the CFSI in order to support their efforts and to have broader access to the country of origin information as well as other valuable tools and resources provided to its members.

Cree management has determined that it is reasonable and appropriate to rely on the results of the CFS program audits and other comparable audits. Given our position in the supply chain, however, our due diligence measures can provide only reasonable assurances, not guarantees, regarding the chain of custody and country of origin of the necessary conflict minerals in our products.

Step 5: Report on supply chain due diligence

The measures we took in 2015 to exercise due diligence on the source and chain of custody of our conflict minerals were as follows:

•	communicated our Conflict Minerals Policy to our suppliers and posted a copy on our webpage at http://www.cree.com/Support/Conflict-Minerals;

•
directed our in-scope suppliers to provide information concerning SORs in their supply chains by completing and sending to us the Conflict Minerals Reporting Template (CMRT) that provides a common means for suppliers to provide customers with information on the source of conflict minerals;

•	analyzed suppliers’ CMRT responses for completeness and accuracy and pursued further information from the supplier when warranted;

•	sent outreach letters to SORs to influence and leverage their participation to becoming CFS-compliant;

•	sent outreach letters to our in-scope suppliers to influence and leverage, or ultimately remove SORs who are not CFS-compliant; and

•
written a Supplier Code of Conduct defining our expectations of our in-scope suppliers to develop internal Conflict Minerals policies, due diligence frameworks, and management systems that are designed to identify and eliminate from use in products sold to Cree any conflict minerals which are known to come from sources funding armed groups in the DRC region. Our Supplier Code of Conduct is located at http://www.cree.com/About-Cree/Info-for-Cree-Suppliers.

No other contents from our website are intended to be incorporated into the Conflict Minerals Report by these website references.

Description of Our Due Diligence Process

Cree’s due diligence process reflects our strategy for identifying, assessing, and responding to the risk that conflict minerals known to have directly or indirectly financed or benefited armed groups in the Covered Countries may be included in our product supply chains. This description is of our process only and is not intended to imply that we have fully implemented this process for all of our suppliers in calendar year 2015.

Our due diligence process includes data evaluation in three phases, all of which are designed to move supplier responses toward compliance with our Conflict Minerals Policy:

Phase 1 - Did the supplier pass our minimum criteria for its CMRT, as assessed by our CSP?
Phase 2 - Did the supplier provide information in its 2015 CMRT survey response which passed Cree’s data validation criteria, as assessed by our CSP?
Phase 3 - Were the CSP’s conclusions reasonable, as assessed by Cree’s subject matter experts on the products supplied to us, and can the smelter information be validated by Cree?

In designing our due diligence process for calendar year 2015, we first reviewed prior year minimum criteria for evaluation during Phase 1 and reaffirmed the applicability for 2015. In evaluating a supplier’s CMRT, we primarily look for three things: effective date—is the information in the report current; completeness—are all of the questions reasonably answered; and consistency—are the supplier’s responses internally consistent.

Suppliers that do not meet these three requirements are contacted with the objective of helping them to understand the requirements for submitting a valid and complete CMRT. Phase 1 is essentially Cree’s corrective action management stage. By implementing supplier corrective action measures, Cree is helping to ensure its suppliers put policies and procedures in place that will produce the necessary data in an accurate and reliable manner.

During Phase 2, the CSP reviews the supplier’s information in its 2015 survey response to validate smelter and refiner information. Smelter and refiner information is reviewed and corrected, and duplicate information is removed whenever possible. All of this data and correspondence is stored in the CSP’s platform. Verified smelter and refiner information is used to obtain reliable information from CFSI and other reputable auditors on the country of origin of the conflict minerals processed by the known smelters or refiners in Cree’s supply chains.

If there are no obvious inaccuracies in the supplier’s CMRT responses, the supplier’s CMRT is deemed reliable by the CSP. If the supplier’s CMRT response is inadequate, the supplier’s survey response will be placed in escalation mode and corrective action measures will be applied.

After the CSP completes its analysis under the first two phases, Cree commences its own evaluation in Phase 3. During this evaluation, Cree’s subject matter experts review the information provided by each supplier and the conclusions reached by the CSP from that supplier’s survey data to determine whether those conclusions were reasonable based on information the experts have about the assemblies, components, or materials supplied to Cree. By bringing our specialized knowledge of the industry and Cree’s products into the analysis, Cree is able to identify inaccuracies and inconsistencies in the survey data that may not be obvious to the CSP. If Cree finds inaccuracies and inconsistencies in the survey data, the supplier’s survey response will be placed in escalation mode and corrective action measures will be applied.

Additionally, during Phase 3 Cree validates supplier provided smelter information against the most current known CFSI aliases, smelter status, and mine sourcing. This step allows Cree to determine the certification status of the smelters, as provided in Table 3 below.

There were many challenges in 2015 similar to the previous year’s RCOI, and it is clear that many suppliers do not fully understand the scope of the requirements of the Rule, and that many privately held companies put little or no effort into screening their SOR lists. This, coupled with SOR and recycler dynamics, such as acquisitions, mergers, relocation, or simply going out of business, resulted in uncertainty with respect to SOR accuracy at any given moment in time. We continue to be reminded that it is impractical to expect all supply chain participants to have completed their due diligence procedures or even to be at the same stage of completion. Accordingly, our goal at this point, as reflected in our multi-phase due diligence efforts, is to get all suppliers to demonstrate that they are on the right path to obtain and provide to Cree complete and accurate SOR data. We believe that this will enable us in future years to better determine the facilities used to process the necessary conflict minerals used in the assemblies, components, and materials supplied to us, the country of origin of the necessary conflict minerals in those items, and the mine or location of origin with the greatest possible specificity.

Due Diligence Results
We received responses from the majority of our suppliers known to be in scope. We reviewed the responses against the minimum criteria we developed to determine which ones required further assistance to progress through Phase 3. The CSP and Cree worked directly with the suppliers that required further assistance to obtain revised responses or a commitment to meet the minimum criteria within a reasonable period of time.

Of the responses received, most of our suppliers met our minimum criteria for Phase 1. Of the suppliers contacted for additional information and clarification, a significant percentage provided sufficient information in Phase 2 to validate the accuracy of the survey responses. Further, during our evaluation in Phase 3, Cree determined that the conclusions reached by the CSP in Phase 2 were correct in almost all cases and that most of the smelters could be validated and accurately classified.

Despite our efforts, our due diligence measures can provide only reasonable, not absolute, assurances regarding the source and chain of custody of the necessary conflict minerals because we are relying on source information provided by our suppliers, many of whom in turn obtained the information from their suppliers. We also are relying on information obtained and disseminated by independent third party audit programs, and such sources of information may provide inaccurate or incomplete information.

Additionally, a majority of the responses that included SOR data provided data at a company level as opposed to a product level. We were therefore unable to determine with certainty that the 3TGs reported by these suppliers were contained in assemblies, components, or materials actually supplied to us in 2015. None of the respondents, however, provided information that the necessary conflict minerals used in the assemblies, components, and materials they supplied to Cree were known to have directly or indirectly financed or benefited armed groups in the Covered Countries.

Table 2 lists the number of known and verified SORs identified by our suppliers as potentially having processed the necessary conflict minerals in each of Cree’s specific business units.

Table 2

Cree Business Unit	Number of SORs*
LED Lighting Products	303
LED Products	178
Power & RF Products	298
*It should be noted that the number of SORs in each Cree business unit is inflated from the actual number that would have provided necessary conflict minerals to Cree because most suppliers are reporting at a company level instead of a product level.

Table 3 below lists the SORs identified by our suppliers as potentially having processed the necessary conflict minerals in Cree’s products that are known and verified by the CFSI.

Table 3

Metal*	Standard Smelter Names*	Smelter ID*	Location of Facility*	Smelter Status**
Gold	Argor-Heraeus S.A.	CID000077	Switzerland	(1)
Gold	Asahi Pretec Corp.	CID000082	Japan	(1)
Gold	Dowa	CID000401	Japan	(1)
Gold	Heimerle + Meule GmbH	CID000694	Germany	(1)
Gold	Heraeus Ltd. Hong Kong	CID000707	China	(1)
Gold	Heraeus Precious Metals GmbH & Co. KG	CID000711	Germany	(1)
Gold	Ishifuku Metal Industry Co., Ltd.	CID000807	Japan	(1)
Gold	Jiangxi Copper Co., Ltd.	CID000855	China	(1)
Gold	Johnson Matthey Inc.	CID000920	United States	(1)
Gold	Johnson Matthey Limited	CID000924	Canada	(1)
Gold	JX Nippon Mining & Metals Co., Ltd.	CID000937	Japan	(1)
Gold	LS-NIKKO Copper Inc.	CID001078	Korea, Republic Of	(1)
Gold	Materion	CID001113	United States	(1)
Gold	Matsuda Sangyo Co., Ltd.	CID001119	Japan	(1)
Gold	Metalor Technologies S.A.	CID001153	Switzerland	(1)
Gold	Metalor Technologies (Hong Kong) Ltd.	CID001149	China	(1)

Metal*	Standard Smelter Names*	Smelter ID*	Location of Facility*	Smelter Status**
Gold	Metalor USA Refining Corporation	CID001157	United States	(1)
Gold	Mitsubishi Materials Corporation	CID001188	Japan	(1)
Gold	Mitsui Mining and Smelting Co., Ltd.	CID001193	Japan	(1)
Gold	Royal Canadian Mint	CID001534	Canada	(1)
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CID001622	China	(1)
Gold	Sumitomo Metal Mining Co., Ltd.	CID001798	Japan	(1)
Gold	Tanaka Kikinzoku Kogyo K.K.	CID001875	Japan	(1)
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CID001916	China	(1)
Gold	Western Australian Mint trading as The Perth Mint	CID002030	Australia	(1)
Gold	CCR Refinery - Glencore Canada Corporation	CID000185	Canada	(1)
Gold	Eco-System Recycling Co., Ltd.	CID000425	Japan	(1)
Gold	Kojima Chemicals Co., Ltd.	CID000981	Japan	(1)
Gold	Nihon Material Co., Ltd.	CID001259	Japan	(1)
Gold	Solar Applied Materials Technology Corp.	CID001761	Taiwan	(1)
Gold	Tokuriki Honten Co., Ltd.	CID001938	Japan	(1)
Gold	Advanced Chemical Company	CID000015	United States	(3)
Gold	Aida Chemical Industries Co., Ltd.	CID000019	Japan	(1)
Gold	Al Etihad Gold Refinery DMCC	CID002560	United Arab Emirates
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	CID000035	Germany	(1)
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	CID000041	Uzbekistan	(3)
Gold	AngloGold Ashanti Córrego do Sítio Mineração	CID000058	Brazil	(1)
Gold	Asaka Riken Co., Ltd.	CID000090	Japan	(1)
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	CID000103	Turkey
Gold	Aurubis AG	CID000113	Germany	(1)
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	CID000128	Philippines	(1)
Gold	Boliden AB	CID000157	Sweden	(1)
Gold	C. Hafner GmbH + Co. KG	CID000176	Germany	(1)
Gold	Caridad	CID000180	Mexico
Gold	Cendres + M?taux SA	CID000189	Switzerland	(3)
Gold	Chimet S.p.A.	CID000233	Italy	(1)
Gold	Chugai Mining	CID000264	Japan
Gold	Daejin Indus Co., Ltd.	CID000328	Korea, Republic Of	(3)
Gold	Daye Non-Ferrous Metals Mining Ltd.	CID000343	China
Gold	Do Sung Corporation	CID000359	Korea, Republic Of	(3)
Gold	Doduco	CID000362	Germany	(1)
Gold	Elemetal Refining, LLC	CID001322	United States	(1)
Gold	Emirates Gold DMCC	CID002561	United Arab Emirates	(1)
Gold	Faggi Enrico S.p.A.	CID002355	Italy	(3)
Gold	Fidelity Printers and Refiners Ltd.	CID002515	Zimbabwe
Gold	FSE Novosibirsk Refinery	CID000493	Russian Federation	(1)
Gold	Gansu Seemine Material Hi-Tech Co., Ltd.	CID000522	China

Metal*	Standard Smelter Names*	Smelter ID*	Location of Facility*	Smelter Status**
Gold	Geib Refining Corporation	CID002459	United States	(3)
Gold	Guangdong Jinding Gold Limited	CID002312	China
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CID000671	China
Gold	Hwasung CJ Co., Ltd.	CID000778	Korea, Republic Of
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CID000801	China
Gold	Istanbul Gold Refinery	CID000814	Turkey	(1)
Gold	Japan Mint	CID000823	Japan	(1)
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	CID000927	Russian Federation	(1)
Gold	JSC Uralelectromed	CID000929	Russian Federation	(1)
Gold	Kaloti Precious Metals	CID002563	United Arab Emirates
Gold	Kazakhmys Smelting LLC	CID000956	Kazakhstan
Gold	Kazzinc	CID000957	Kazakhstan	(1)
Gold	Kennecott Utah Copper LLC	CID000969	United States	(1)
Gold	KGHM Polska MiedŸ Spó³ka Akcyjna	CID002511	Poland	(3)
Gold	Korea Metal Co., Ltd.	CID000988	Korea, Republic Of
Gold	Korea Zinc Co., Ltd.	CID002605	Korea, Republic Of	(3)
Gold	Kyrgyzaltyn JSC	CID001029	Kyrgyzstan
Gold	L'azurde Company For Jewelry	CID001032	Saudi Arabia
Gold	Lingbao Gold Co., Ltd.	CID001056	China
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CID001058	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	CID001152	Singapore	(1)
Gold	Metalor Technologies (Suzhou) Ltd.	CID001147	China	(3)
Gold	Met-Mex Penoles, S.A.	CID001161	Mexico	(1)
Gold	MMTC-PAMP India Pvt., Ltd.	CID002509	India	(1)
Gold	Morris and Watson	CID002282	New Zealand
Gold	Moscow Special Alloys Processing Plant	CID001204	Russian Federation	(1)
Gold	Nadir Metal Rafineri San. Ve Tic. A.ª.	CID001220	Turkey	(1)
Gold	Navoi Mining and Metallurgical Combinat	CID001236	Uzbekistan	(3)
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	CID002779	Austria	(1)
Gold	Ohura Precious Metal Industry Co., Ltd.	CID001325	Japan	(1)
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	CID001326	Russian Federation	(1)
Gold	PAMP S.A.	CID001352	Switzerland	(1)
Gold	Penglai Penggang Gold Industry Co., Ltd.	CID001362	China
Gold	Prioksky Plant of Non-Ferrous Metals	CID001386	Russian Federation	(1)
Gold	PT Aneka Tambang (Persero) Tbk	CID001397	Indonesia	(1)
Gold	PX Précinox S.A.	CID001498	Switzerland	(1)
Gold	Rand Refinery (Pty) Ltd.	CID001512	South Africa	(1)
Gold	Republic Metals Corporation	CID002510	United States	(1)
Gold	Sabin Metal Corp.	CID001546	United States
Gold	Samduck Precious Metals	CID001555	Korea, Republic Of	(3)

Metal*	Standard Smelter Names*	Smelter ID*	Location of Facility*	Smelter Status**
Gold	SAMWON METALS Corp.	CID001562	Korea, Republic Of
Gold	SAXONIA Edelmetalle GmbH	CID002777	Germany	(3)
Gold	Schone Edelmetaal B.V.	CID001573	Netherlands	(1)
Gold	SEMPSA Joyería Platería S.A.	CID001585	Spain	(1)
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CID001619	China
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CID001736	China	(1)
Gold	Singway Technology Co., Ltd.	CID002516	Taiwan	(1)
Gold	So Accurate Group, Inc.	CID001754	United States
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	CID001756	Russian Federation	(1)
Gold	Sudan Gold Refinery	CID002567	Sudan
Gold	T.C.A S.p.A	CID002580	Italy	(1)
Gold	The Great Wall Gold and Silver Refinery of China	CID001909	China
Gold	TongLing Nonferrous Metals Group Holdings Co., Ltd.	CID001947	China
Gold	Torecom	CID001955	Korea, Republic Of	(3)
Gold	Umicore Brasil Ltda.	CID001977	Brazil	(1)
Gold	Umicore Precious Metals Thailand	CID002314	Thailand	(1)
Gold	United Precious Metal Refining, Inc.	CID001993	United States	(1)
Gold	Valcambi S.A.	CID002003	Switzerland	(1)
Gold	WIELAND Edelmetalle GmbH	CID002778	Germany	(3)
Gold	Yamamoto Precious Metal Co., Ltd.	CID002100	Japan	(1)
Gold	Yantai NUS Safina tech environmental Refinery Co. Ltd.	CID000651	China
Gold	Yokohama Metal Co., Ltd.	CID002129	Japan	(1)
Gold	Yunnan Copper Industry Co., Ltd.	CID000197	China
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CID002224	China	(1)
Gold	Zijin Mining Group Co., Ltd. Gold Refinery	CID002243	China	(1)
Gold	Umicore S.A. Business Unit Precious Metals Refining	CID001980	Belgium	(1)
Gold	Hunan Chenzhou Mining Co., Ltd.	CID000767	China
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CID001093	China
Gold	Remondis Argentia B.V.	CID002582	Netherlands
Gold	AURA-II	CID002851	United States
Gold	Bangalore Refinery	CID002863	India
Tantalum	Global Advanced Metals Aizu	CID002558	Japan	(1)
Tantalum	Global Advanced Metals Boyertown	CID002557	United States	(1)
Tantalum	H.C. Starck Co., Ltd.	CID002544	Thailand	(1)
Tantalum	H.C. Starck GmbH Goslar	CID002545	Germany	(1)
Tantalum	H.C. Starck GmbH Laufenburg	CID002546	Germany	(1)
Tantalum	H.C. Starck Hermsdorf GmbH	CID002547	Germany	(1)
Tantalum	H.C. Starck Inc.	CID002548	United States	(1)
Tantalum	H.C. Starck Ltd.	CID002549	Japan	(1)
Tantalum	H.C. Starck Smelting GmbH & Co. KG	CID002550	Germany	(1)
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CID001277	China	(1)

Metal*	Standard Smelter Names*	Smelter ID*	Location of Facility*	Smelter Status**
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CID000211	China	(1)
Tantalum	D Block Metals, LLC	CID002504	United States	(1)
Tantalum	Douluoshan Sapphire Rare Metal Co Ltd	CID000410	China	(1)
Tantalum	Exotech Inc.	CID000456	United States	(1)
Tantalum	F&X Electro-Materials Ltd.	CID000460	China	(1)
Tantalum	FIR Metals & Resource Ltd.	CID002505	China	(1)
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CID000616	China	(1)
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CID002492	China	(1)
Tantalum	Hi-Temp Specialty Metals, Inc.	CID000731	United States	(1)
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CID002512	China	(1)
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CID000914	China	(1)
Tantalum	Jiujiang Tanbre Co., Ltd.	CID000917	China	(1)
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CID002506	China	(1)
Tantalum	KEMET Blue Metals	CID002539	Mexico	(1)
Tantalum	Kemet Blue Powder	CID002568	United States	(1)
Tantalum	King-Tan Tantalum Industry Ltd.	CID000973	China	(1)
Tantalum	LSM Brasil S.A.	CID001076	Brazil	(1)
Tantalum	Metallurgical Products India Pvt., Ltd.	CID001163	India	(1)
Tantalum	Mineração Taboca S.A.	CID001175	Brazil	(1)
Tantalum	Mitsui Mining & Smelting	CID001192	Japan	(1)
Tantalum	Molycorp Silmet A.S.	CID001200	Estonia	(1)
Tantalum	Plansee SE Liezen	CID002540	Austria	(1)
Tantalum	Plansee SE Reutte	CID002556	Austria	(1)
Tantalum	QuantumClean	CID001508	United States	(1)
Tantalum	RFH Tantalum Smeltry Co., Ltd.	CID001522	China	(1)
Tantalum	Solikamsk Metal Works	CID001769	Russian Federation	(1)
Tantalum	Taki Chemicals	CID001869	Japan	(1)
Tantalum	Telex Metals	CID001891	United States	(1)
Tantalum	Tranzact, Inc.	CID002571	United States	(1)
Tantalum	Ulba	CID001969	Kazakhstan	(1)
Tantalum	XinXing Haorong Electronic Material Co., Ltd.	CID002508	China	(1)
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	CID002307	China	(1)
Tantalum	Zhuzhou Cemented Carbide	CID002232	China	(1)
Tantalum	Conghua Tantalum and Niobium Smeltry	CID000291	China	(1)
Tantalum	Resind Indústria e Comércio Ltda.	CID002707	Brazil	(1)
Tantalum	E.S.R. Electronics	CID002590	United States	(3)
Tin	Cooper Santa	CID000295	Brazil	(1)
Tin	CV United Smelting	CID000315	Indonesia	(1)
Tin	EM Vinto	CID000438	Bolivia	(1)
Tin	Fenix Metals	CID000468	Poland	(1)
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CID000538	China	(1)
Tin	China Tin Group Co., Ltd.	CID001070	China	(1)

Metal*	Standard Smelter Names*	Smelter ID*	Location of Facility*	Smelter Status**
Tin	Malaysia Smelting Corporation (MSC)	CID001105	Malaysia	(1)
Tin	Metallo-Chimique N.V.	CID002773	Belgium	(1)
Tin	Mineração Taboca S.A.	CID001173	Brazil	(1)
Tin	Minsur	CID001182	Peru	(1)
Tin	Mitsubishi Materials Corporation	CID001191	Japan	(1)
Tin	OMSA	CID001337	Bolivia	(1)
Tin	PT Belitung Industri Sejahtera	CID001421	Indonesia	(1)
Tin	PT Bukit Timah	CID001428	Indonesia	(1)
Tin	PT Stanindo Inti Perkasa	CID001468	Indonesia	(1)
Tin	PT Tambang Timah	CID001477	Indonesia	(1)
Tin	Thaisarco	CID001898	Thailand	(1)
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CID002158	China	(3)
Tin	PT Mitra Stania Prima	CID001453	Indonesia	(1)
Tin	PT REFINED BANGKA TIN	CID001460	Indonesia	(1)
Tin	Alpha	CID000292	United States	(1)
Tin	An Thai Minerals Co., Ltd.	CID002825	Viet Nam	(3)
Tin	An Vinh Joint Stock Mineral Processing Company	CID002703	Viet Nam	(3)
Tin	China Rare Metal Material Co., Ltd.	CID000244	China	(1)
Tin	CNMC (Guangxi) PGMA Co., Ltd.	CID000278	China
Tin	CV Ayi Jaya	CID002570	Indonesia	(1)
Tin	CV Gita Pesona	CID000306	Indonesia	(1)
Tin	CV Nurjanah	CID000309	Indonesia	(1)
Tin	PT Prima Timah Utama	CID001458	Indonesia	(1)
Tin	CV Serumpun Sebalai	CID000313	Indonesia	(1)
Tin	CV Venus Inti Perkasa	CID002455	Indonesia	(1)
Tin	Dowa	CID000402	Japan	(1)
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	CID002572	Viet Nam	(3)
Tin	Elmet S.L.U.	CID002774	Spain	(1)
Tin	Estanho de Rondônia S.A.	CID000448	Brazil
Tin	Feinhütte Halsbrücke GmbH	CID000466	Germany	(3)
Tin	Gejiu Kai Meng Industry and Trade LLC	CID000942	China	(3)
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CID001908	China	(3)
Tin	Gejiu Zi-Li	CID000555	China
Tin	Huichang Jinshunda Tin Co., Ltd.	CID000760	China
Tin	Jiangxi Nanshan	CID001231	China
Tin	Linwu Xianggui Smelter Co	CID001063	China
Tin	Magnu's Minerais Metais e Ligas Ltda.	CID002468	Brazil	(1)
Tin	Melt Metais e Ligas S.A.	CID002500	Brazil	(1)
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	CID002573	Viet Nam	(3)
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	CID001314	Thailand	(1)
Tin	O.M. Manufacturing Philippines, Inc.	CID002517	Philippines	(1)

Metal*	Standard Smelter Names*	Smelter ID*	Location of Facility*	Smelter Status**
Tin	Phoenix Metal Ltd.	CID002507	Rwanda	(3)
Tin	PT Alam Lestari Kencana	CID001393	Indonesia
Tin	PT Artha Cipta Langgeng	CID001399	Indonesia	(1)
Tin	PT ATD Makmur Mandiri Jaya	CID002503	Indonesia	(1)
Tin	PT Babel Inti Perkasa	CID001402	Indonesia	(1)
Tin	PT Bangka Kudai Tin	CID001409	Indonesia
Tin	PT Bangka Prima Tin	CID002776	Indonesia	(1)
Tin	PT Bangka Timah Utama Sejahtera	CID001416	Indonesia
Tin	PT Bangka Tin Industry	CID001419	Indonesia	(1)
Tin	PT BilliTin Makmur Lestari	CID001424	Indonesia	(1)
Tin	PT Cipta Persada Mulia	CID002696	Indonesia	(1)
Tin	PT DS Jaya Abadi	CID001434	Indonesia	(1)
Tin	PT Eunindo Usaha Mandiri	CID001438	Indonesia	(1)
Tin	PT Fang Di MulTindo	CID001442	Indonesia
Tin	PT Inti Stania Prima	CID002530	Indonesia	(1)
Tin	PT Justindo	CID000307	Indonesia	(1)
Tin	PT Karimun Mining	CID001448	Indonesia	(3)
Tin	PT Panca Mega Persada	CID001457	Indonesia	(1)
Tin	PT Pelat Timah Nusantara Tbk	CID001486	Indonesia
Tin	PT Sariwiguna Binasentosa	CID001463	Indonesia	(1)
Tin	PT Seirama Tin investment	CID001466	Indonesia
Tin	PT Sukses Inti Makmur	CID002816	Indonesia	(1)
Tin	PT Sumber Jaya Indah	CID001471	Indonesia	(1)
Tin	PT Timah (Persero) Tbk Mentok	CID001482	Indonesia	(1)
Tin	PT Tinindo Inter Nusa	CID001490	Indonesia	(1)
Tin	PT Tirus Putra Mandiri	CID002478	Indonesia
Tin	PT Tommy Utama	CID001493	Indonesia	(1)
Tin	PT WAHANA PERKIT JAYA	CID002479	Indonesia	(1)
Tin	Rui Da Hung	CID001539	Taiwan	(1)
Tin	Soft Metais Ltda.	CID001758	Brazil	(1)
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	CID002574	Viet Nam	(3)
Tin	VQB Mineral and Trading Group JSC	CID002015	Viet Nam	(1)
Tin	White Solder Metalurgia e Mineração Ltda.	CID002036	Brazil	(1)
Tin	Yunnan Tin Company Limited	CID002180	China	(1)
Tin	Metallic Resources, Inc.	CID001142	United States	(1)
Tin	Resind Indústria e Comércio Ltda.	CID002706	Brazil	(1)
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CID000228	China	(3)
Tin	CV Dua Sekawan	CID002592	Indonesia	(3)
Tin	Gejiu Jinye Mineral Company	CID002859	China	(3)
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CID000875	China	(1)
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CID000258	China	(1)
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CID002494	China	(1)

Metal*	Standard Smelter Names*	Smelter ID*	Location of Facility*	Smelter Status**
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CID002317	China	(3)
Tungsten	Xiamen Tungsten Co., Ltd.	CID002082	China	(1)
Tungsten	Asia Tungsten Products Vietnam Ltd.	CID002502	Viet Nam	(1)
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CID002513	China	(1)
Tungsten	Dayu Jincheng Tungsten Industry Co., Ltd.	CID002518	China	(2)
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	CID000345	China	(2)
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CID000499	China	(1)
Tungsten	Ganxian Shirui New Material Co., Ltd.	CID002531	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CID002315	China	(1)
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	CID000868	China	(2)
Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	CID002536	China	(1)
Tungsten	Global Tungsten & Powders Corp.	CID000568	United States	(1)
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CID000218	China	(1)
Tungsten	H.C. Starck GmbH	CID002541	Germany	(1)
Tungsten	Hunan Chenzhou Mining Group Co., Ltd.	CID000766	China	(1)
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CID002579	China	(3)
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Yanglin	CID002578	China	(3)
Tungsten	Human Chun-Chang non-ferrous Smelting & Concentrating Co., Ltd.	CID000769	China	(1)
Tungsten	Hydrometallurg, JSC	CID002649	Russian Federation	(1)
Tungsten	Japan New Metals Co., Ltd.	CID000825	Japan	(1)
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CID002551	China	(3)
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CID002647	China	(3)
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CID002321	China	(1)
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CID002313	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CID002318	China	(3)
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	CID002535	China	(1)
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CID002316	China	(3)
Tungsten	Kennametal Fallon	CID000966	United States	(3)
Tungsten	Kennametal Huntsville	CID000105	United States	(1)
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CID002319	China	(1)
Tungsten	Niagara Refining LLC	CID002589	United States	(1)
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	CID002543	Viet Nam	(1)
Tungsten	Pobedit, JSC	CID002532	Russian Federation	(2)
Tungsten	Sanher Tungsten Vietnam Co., Ltd.	CID002538	Viet Nam	(3)
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	CID001889	Viet Nam	(1)
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	CID002011	Viet Nam	(1)
Tungsten	Wolfram Bergbau und Hütten AG	CID002044	Austria	(1)
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CID002320	China	(1)
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CID002095	China	(1)
Tungsten	A.L.M.T. TUNGSTEN Corp.	CID000004	Japan	(1)

Metal*	Standard Smelter Names*	Smelter ID*	Location of Facility*	Smelter Status**
Tungsten	H.C. Starck Smelting GmbH & Co.KG	CID002542	Germany	(1)
Tungsten	Unecha Refractory metals plant	CID002724	Russian Federation

* Information as reported by the CFSI as of April 20, 2016.
** Smelter Status, where available, as reported by the CFSI as of April 20, 2016:
(1) SOR has received a “conflict-free” designation under the CFS program of the CFSI based on results from an independent third party audit.
(2) SOR has joined the Tungsten Industry-Conflict Minerals Council (TI-CMC) and agreed to complete a CFS program compliance audit conducted by an independent third party auditor within two (2) years of commencement of its TI-CMC membership.
(3) SOR is listed as “Active” in the CFS program, which means that it has agreed to complete a CFS program compliance audit conducted by an independent third party auditor. If the CFS program Audit Program Manager determines that an “Active” smelter or refiner has not made progress toward an audit, gap closure or re-audit for more than 90 days, that smelter or refiner will be removed from the Active list. A company that is unresponsive for 45 days also will be removed from the Active list.
Based upon the RCOI data made available from the CFSI, the countries of origin of the conflict minerals sourced and processed by the CFS-compliant smelters and refiners identified as potentially being in Cree’s product supply chains may include, but are not necessarily limited to, the following:
Angola, Argentina, Australia, Austria, Belgium, Bolivia, Brazil, Burundi, Cambodia, Canada, Central African Republic, Chile, China, Colombia, Côte D'Ivoire, Czech Republic, Djibouti, DRC, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Indonesia, Ireland, Israel, Japan, Kazakhstan, Kenya, Laos, Luxembourg, Madagascar, Malaysia, Mongolia, Mozambique, Myanmar, Namibia, Netherlands, Nigeria, Peru, Portugal, Republic of Congo, Russia, Rwanda, Sierra Leone, Singapore, Slovakia, South Africa, South Korea, South Sudan, Spain, Suriname, Switzerland, Taiwan, Tanzania, Thailand, Uganda, United Kingdom, United States of America, Vietnam, Zambia, and Zimbabwe.

We are not including any country of origin information relating to other smelters and refiners identified as potentially being in Cree’s product supply chains because we do not have reliable third party audit results for, and we have not completed our due diligence process with respect to, these facilities.

This CMR describes Cree’s efforts to determine the SOR and the country of origin of the necessary conflict minerals in our products manufactured in 2015 with the greatest possible specificity. In response to our RCOI inquiry, our suppliers identified a total of 305 known and verified SORs that may have processed the necessary conflict minerals contained in the materials provided to Cree. Based on the information obtained in our due diligence process, we have no reason to believe that any of these 305 SORs directly or indirectly finance or benefit armed groups in the Covered Countries. Since this does not reflect all of the SORs in our product supply chains, however, we are not in a position to conclude that all of the necessary conflict minerals in our products were obtained from conflict-free sources.

While we have not yet succeeded in obtaining a complete and accurate list of SORs for all of our products that include necessary conflict minerals, we believe that we have made good progress given the current state of the data available to us and the relative lack of sophistication of certain portions of our supply chain with respect to the requirements of the Rule.

Steps to Mitigate Risk
The previous parts of this CMR detail the steps taken in 2015 to mitigate risk. In the future, we plan to take or continue taking the following actions to improve the due diligence conducted on our supply chain to further mitigate any risk that the necessary 3TGs in our products could finance or benefit armed groups in the Covered Countries:

a. Leverage our direct suppliers that can most effectively and most directly mitigate the identified risks;
b. Engage with our suppliers and direct them to training resources to increase the response rate and improve the content of the supplier survey responses;
c. Continue to be an active CFSI member and, as a member, support SOR and recycler outreach programs by sending letters and/or emails to them explaining the importance of audit certification;
d. Work with upstream distributors in our supply chain to improve the quality of RCOI data for assemblies, components, and materials coming from those sources;
e. Support supplier outreach programs by sending letters and/or emails to them explaining the importance of conflict-free upstream sourcing; and
f. Monitor to determine if any additional changes in our procurement process are needed to improve visibility to necessary 3TGs in the assemblies, components, and materials purchased.
During the fourth year of Cree’s conflict minerals program, the Company will continue its focus on obtaining complete and reliable SOR and country of origin data by requiring suppliers to provide in a timely manner accurate smelter identification numbers and supplemental information that will allow Cree to determine the correlation between the identified SORs, countries of origin, and the assemblies, components, and materials supplied to Cree.

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